Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Cue Biopharma, Inc.

We hereby consent to the use in the Prospectus constituting a part of this amendment number 1 to Registration Statement on Form S-1 (registration number 333-225800) of our report dated March 29, 2018, relating to the balance sheets of Cue Biopharma, Inc. (the “Company”) as of December 31, 2017 and 2016, and the related statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, which is incorporated by reference in the Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Gumbiner Savett Inc.

July 13, 2018

Santa Monica, California